                                                                    EXHIBIT 23.2

                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
The Keith Companies, Inc.:

    We consent to incorporation by reference in the registration statement on Form S-8 of The Keith Companies, Inc., of our report dated February 12, 1999, with respect to the consolidated balance sheets of The Keith Companies, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the registration statement on Form S-1 (File No. 333-77273) filed by The Keith Companies, Inc.


                                       KPMG LLP
Orange County, California
July 14, 1999